Exhibit 99.1

February, 2014

Letter to our Shareholders:

Highlights of the 2013 fourth quarter include:

¡	Completed acquisition of National Bank of Ohio on December 6, 2013
¡	Completed sale of Custar Banking Center on December 13, 2013
¡	Quarterly cash dividend of $0.32 per share payable on January 31, 2014 to shareholders of record on January 17, 2014
¡	New Directors John Caputo and James Dunn welcomed to the Board
¡	Net Income of $4.45 million for the year ended December 31, 2013

During 2013 we successfully expanded our geographic footprint and our balance sheet with the acquisition of the National Bank of Ohio (“NBOH”). We now have full service Croghan Colonial branches in Oak Harbor, Port Clinton, Oregon and Curtice. We have already seen customers benefitting from our expanded branch network and we expect this to continue. The divesture of the Custar branch, combined with the NBOH acquisition allows us to be strategic with our balance sheet and better allocate our resources.

Total assets grew to $818 million at December 31, 2013 compared to $631 million at December 31, 2012, a 30% increase. Similar year end comparisons show loans up 48%, from $321 million to $475 million, and deposits up 35%, from $512 million to $689 million, at December 31, 2013 compared to December 31, 2012. Stockholders Equity grew from $67.1 million to $85.0 million over the same time frame, a 27% increase. Net Income in 2013 was $4.45 million, considering the level of one-time expenses related to a significant acquisition, we are very pleased with these results. As we have stated previously, we expect that this growth will provide additional opportunities for us in terms of creating operational efficiencies and, ultimately, increased profitability. We will also be able to enhance our regulatory compliance effort as needed in the current business environment.

Another benefit of the acquisition was that we were able to add two of the NBOH board members to the Croghan board. John Caputo and James Dunn joined the Croghan Board in December and both are experienced businessmen and have served their communities in a variety of capacities. We look forward to having both John and Jim on the Board.

On December 10, 2013 the Board of Directors approved a $0.32 per share dividend that was paid on January 31, 2014 to shareholders of record on January 17, 2014. You should already have received this dividend.

In addition, please note that we will provide substantially more financial information in our upcoming Annual Report to Shareholders. I encourage you to review that material when it is available later in 2014.

Let me close by letting you know we are very pleased by the successful completion of both the acquisition and a very good 2013. We believe we are very well positioned for 2014 and look forward to continuing progress at Croghan Colonial Bank. Thank you for your continuing support.

Rick Robertson

President & CEO

Dividend Reinvestment Plan

As a reminder, Croghan offers a Dividend Reinvestment Plan (DRIP) where you reinvest all or a portion of your cash dividends into more stock. To find out more about the DRIP program, please visit the Registrar & Transfer website at www.rtco.com (Dividend Plans tab) or contact Amy LeJeune at Croghan at 419.355.2231.

Newsletter Financial Information

	Twelve Months Ended 12/31/13	Twelve Months Ended 12/31/12
Financial Information (unaudited)

Interest income	$21,456,000	$21,059,000
Interest expense	2,194,000	3,086,000

Net interest income	19,262,000	17,973,000

Provision for loan losses	275,000	525,000

Net interest income after provision for loan losses	18,987,000	17,448,000
Non-interest income	5,919,000	4,553,000
Non-interest expenses	19,567,000	16,417,000

Income before federal income taxes	5,339,000	5,584,000

Federal income taxes	892,000	741,000

Net income	$4,447,000	$4,843,000

Average common shares outstanding	1,720,807	1,673,667

Per Share Data (Basic)

Net income	$2.58	$2.89
Cash dividends	$1.28	$1.28
Book value	$37.45	$40.01
Closing price	$34.25	$30.27

Financial Ratios

Return on average assets	0.69%	0.77%
Return on average equity	6.60%	7.40%
Net interest margin	3.30%	3.18%
Loans to deposits	68.91%	62.76%
Allowance for loan losses to total loans	0.85%	1.35%

Period End Balances	As of	As of
	12/31/2013	12/31/2012

Total assets	$817,860,000	$630,952,000
Loans	$474,748,000	$321,277,000
Deposits	$688,921,000	$511,940,000
Stockholders’ equity	$85,048,000	$67,164,000

Common shares outstanding	2,270,729	1,678,630